Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into by and between Masimo Corporation (the “Company”) and Michelle Brennan (“Executive”) (together, the “Parties” and individually, a “Party”) as of the date Executive signs this Agreement.
WHEREAS, Executive wishes to be employed by the Company, and the Company wishes to secure the employment of Executive, under the terms and conditions described below.
NOW THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the Parties hereto agree as follows:
1.     Position; Location.
(a) Effective as of September 24, 2024 (the “Effective Date”), Executive shall be employed as Interim Chief Executive Officer of the Company. Executive shall continue to serve as a member of the Board of Directors of the Company (the “Board”) and shall report directly to the Board. For the avoidance of doubt, during the Term, Executive will not receive any compensation for her service as a member of the Board.
(b) Executive shall be primarily based in Spearfish, SD but from time-to-time shall be required to travel to and work from the Company’s headquarters in Irvine, CA or other business locations necessary to perform her duties or attend to the Company’s or its affiliates’ business.
(c) Executive shall use Executive’s best efforts to perform all services diligently and to the best of Executive’s ability, and shall at all times carry out Executive’s duties in a competent and professional manner and seek to enhance and promote the business of the Company. Executive shall devote all business time and efforts to the affairs of the Company. With the prior written approval of the Board, Executive may serve as a member of the board of for-profit and non-profit organizations, provided that such activities do not interfere with Executive’s performance of Executive’s responsibilities to the Company. The Company hereby approves Executive continuing to serve on the boards of directors of Cardinal Health, Inc. and Perosphere Technologies Inc., so long as (i) Executive continues to devote her full business time, attention and best efforts to the performance of her duties to the Company, (ii) Executive does not use the Company’s information, equipment or resources in connection with such roles and (iii) Executive recuses herself from any Cardinal Health, Inc. board discussions relating to business with the Company. Notwithstanding the foregoing, during the Term (as defined below), nothing herein shall preclude Executive from (A) engaging in charitable activities and community affairs and (B) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (A) and (B) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.
2.     Term; At-Will Employment. Executive’s employment with the Company shall be for the period beginning on the Effective Date and ending on the earlier of: (i) March 24, 2024 (the “Term Expiration Date”) or (ii) the date sooner terminated pursuant to Section 9 of this Agreement (the applicable period being the “Term”); provided, that if Executive is still serving as Chief Executive Officer of the Company on the Term Expiration Date, the parties shall negotiate in good faith an extension of this Agreement . For the avoidance of doubt, Executive shall be an at-will employee of the Company during the Term, which means that Executive’s employment relationship with the Company, and this Agreement, may be terminated by either Party, for any reason, at any time on or before the Term Expiration Date, with or without notice and with or without Cause (as defined in Section 9(e)(i) below).
3.     Base Salary. During the Term, the Company shall pay Executive base salary at a annual rate of $1,042,000, paid in accordance with the Company’s regular payroll practices (“Base Salary”).
4.     Discretionary Bonus. The Executive shall be eligible to receive a bonus at the end of the Term with a target payout of $621,250 (the “Discretionary Bonus”). The final amount of such bonus payment, if any, shall be determined by the Board in its sole discretion.

5.     Equity Award. The Board will grant to Executive an award (the “RSU Award”) of 8,916 restricted stock units (“RSUs”) as soon as practicable after the date hereof. Except as set forth in Section 9(c)(ii), the RSU Award will cliff vest in one installment on the first to occur of (i) the Term Expiration Date and (ii) the appointment of a new Chief Executive Officer of the Company, subject to Executive’s continued employment with the Company on such date. The RSUs will be granted under Company’s 2017 Equity Incentive Plan, as amended and restated, or its successor (“Equity Plan”) and subject to the terms of the Equity Plan and an award agreement with terms and conditions consistent with grants made to other Company employees. Each RSU represents the right to receive one share of Company common stock after the vesting date.
6.     Benefits. Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company for its employees from time to time, at a level consistent with the benefits provided to other senior executives, subject to the provisions of the respective plans and programs. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
7.     Paid Time Off. Executive shall be entitled to vacation, holiday and sick leave, in accordance with the Company’s time off and leaves of absence policies.
8.     Company Policies. In consideration for the Company entering into this Agreement, Executive shall execute the Company’s Equity-Holder Non-Competition and Confidentiality Agreement, which is annexed hereto as Exhibit A, the terms of which shall survive termination of this Agreement and Executive’s employment.
9.     Termination of Employment.
(a) Any Termination. Upon any termination of employment, Executive shall be entitled to the following: (i) any accrued and unpaid Base Salary; (ii) payment for accrued and unused vacation time; (iii) reimbursement for any approved business expenses; and (iv) any rights surviving termination of employment under any employee benefit plan or program or compensation arrangement in which Executive participates, pursuant to its respective terms.
(b) Termination Due to Expiration of Term. If Executive’s employment terminates due to the expiration of the Term on the Term Expiration Date (that is, on March 24, 2024), then, in addition to the payments and benefits provided in Section 9(a), Executive shall be entitled to receive the Discretionary Bonus, if any, payable within thirty (30) days immediately following the Term Expiration Date.
(c) Involuntary Termination by the Company without Cause or by Executive for Good Reason. Subject to Section 9(d) below, in the event that prior to the Term Expiration Date, the Company terminates Executive’s employment without Cause (including a termination on account of Executive’s Disability (as defined in Section 9(e)(iii) below)) or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to the following, in addition to the payments and benefits provided in Sections 9(a) and 9(b):
(i) Base Salary at the rate then in effect on the date of Separation (as defined in Section 23 below) that Executive would have received had Executive remained employed until the Term Expiration Date; provided that, if the termination is for Good Reason on account of a material reduction in Executive’s Base Salary, this amount will be calculated at the rate in effect immediately prior to such reduction; and
(ii) full acceleration of the vesting of the RSU Award on the date of the Separation.
(d) Form and Timing of Payment. None of the payments in Section 9(c) above shall apply unless Executive (i) has returned all Company property in Executive’s possession that contain confidential and proprietary information (unless such property is necessary for Executive’s continued service on the Board, as applicable), (ii) has resigned as an officer of the Company and member of the Board and/or its subsidiaries and affiliates (as applicable and only if requested by the Company), and (iii) has executed a separation agreement and general release of the Company and its affiliates, and each of their respective employees, officers, directors, owners, members, and other persons affiliated with the Company or its affiliates (the “Separation Agreement”), in a form reasonably prescribed by the Company; provided that any release of claims contained in such agreement shall be limited to claims relating to Executive’s employment by and separation of employment from the Company. Executive (or Executive’s estate, if applicable) must execute and return the Separation Agreement on or before the date specified by the Company. Subject to Section 10 and Section 23 hereof, payments under Section 9(c)(i) will be made in a lump sum within sixty (60) days after Executive’s Separation. Notwithstanding anything to the contrary herein, if the period in which Executive can execute and return the Separation Agreement spans two calendar years and if any of the payments described in this Section 9(d) are nonqualified deferred compensation subject to Section 409A of the Code (“Section 409A”), payments described in this Section 9(d) shall be made or commence in the second calendar year.
(e) Definitions.
(i) “Cause” shall mean: (i) the willful and continued failure by Executive to substantially perform her duties hereunder, other than any such failure resulting from the Executive’s incapacity due to physical or mental illness, (ii) the willful engaging by Executive in gross misconduct materially injurious to the Company, or (iii) the willful violation by Executive of the confidentiality and trade secret protection provisions of Restrictive Covenant Agreement attached hereto, provided that such violation results in demonstrably material injury to the Company. For purposes of this definition, no failure or refusal on the part of Executive shall be deemed “willful” if done, or omitted to be done, by Executive in the reasonable belief that her failure or refusal was in the best interest of the Company or that the requested act was unlawful. For the avoidance of doubt, termination of Executive’s employment on the Term Expiration Date shall not constitute a termination by the Company without Cause or by Executive for Good Reason under Section 9(c).
(ii) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(iii) “Disability” shall mean that Executive has incurred a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.
(iv) “Good Reason” shall mean (1) a material diminution in Executive’s duties, responsibilities and authority or (2) a material reduction in Executive’s Base Salary, other than a pro-rata reduction that is part of a broad-based reduction of base salary applicable to similarly situated employees of the Company; provided that such reduction shall not exceed 10% of Executive’s Base Salary in the aggregate. Good Reason shall not exist unless (a) the Company has received written notice of such Good Reason from Executive within thirty (30) days of Executive first becoming aware of the alleged event of Good Reason, (b) the Company does not cure within thirty (30) days after receipt of such notice, and (c) Executive terminates employment for Good Reason within ninety (90) days following Executive first becoming aware of the occurrence of such event.
10. Section 280G. If any payment or benefit Executive will or may receive from the Company under this Agreement or otherwise would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”) and, (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the 280G Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the 280G Payment (a “Full Payment”), or (ii) payment of only a part of the 280G Payment, so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (A) the 280G Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the 280G Payment, and (B) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit for Executive, as determined in the

Company’s reasonable good faith discretion. All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made in a manner determined by the Company. Any determination by the Company shall be binding upon Executive, absent manifest error. For purposes of determining whether and the extent to which the payments will be subject to the Excise Tax (i) no portion of the payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and (ii) in calculating the Excise Tax, no portion of such payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation.
11. No Conflict. Executive represents and warrants that Executive is free to enter into this Agreement and the agreements referenced herein, and that Executive has no contractual commitments, restrictions, or obligations that will in any way preclude or interfere with Executive’s continued employment by the Company, Executive’s conduct of Company business, or performance of Executive’s duties. Executive further represents and warrants that Executive will not bring or disclose, and that Executive has not brought or disclosed to the Company any confidential or proprietary information of any former employer.
12. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that Executive is or was a director or officer of the Company or any of its subsidiaries, Executive shall be indemnified by the Company, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws.
13. Cooperation. Executive agrees that, upon the Company’s reasonable notice to Executive, Executive shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Executive was involved (or alleged to have been involved) while employed with the Company (or, if applicable, any affiliate of the Company) or of which Executive has knowledge by virtue of Executive’s employment with the Company (or, if applicable, any affiliate of the Company). Upon submission of appropriate documentation, Executive shall be reimbursed for reasonable and pre-approved out-of-pocket expenses incurred in rendering such cooperation.
14. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been given (a) on the day sent, if delivered by hand or email (with confirmation), or (b) on the business day after the day sent if delivered by a recognized overnight courier, to the following addresses (or such other addresses as a Party may designate by notice to the other Party):
To Executive:
At the address on file in the Company’s personnel records
To the Company:
Masimo Corporation
52 Discovery
Irvine, CA 92618
Attn: Chief Legal Officer
15. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the Parties and their respective legal representatives, successors, and permitted assigns, and nothing herein is intended to confer any right, remedy, or benefit upon any other person. Executive may not assign or transfer any of Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

16. Entire Agreement. This Agreement, together with the Equity-Holder Non Competition and Confidentiality Agreement (attached hereto as Exhibit A), constitute the entire understanding and agreement between Executive and the Company with respect to the subject matter hereof and supersede all prior negotiations and understandings, whether written or oral,relating to such subject matter. Executive acknowledges that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement.
17. Amendment and Waiver. The terms of this Agreement may not be modified, waived, changed, discharged, or terminated, except by an agreement in writing signed by the Parties. No term or condition of this Agreement shall be waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the Party charged with such waiver or estoppel. No such written waiver shall be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
18. Severability. Each provision and term of this Agreement should be interpreted in a manner to be enforceable and valid, but if any provision or term is held, in whole or in part, to be invalid or unenforceable, then such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions and terms, and such other provisions and terms shall remain in full force and effect.
19. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to the conflict or choice of laws provisions thereof. 20. Jurisdiction. Any suit, action or proceeding arising out of or relating to this Agreement shall be brought in the Superior Court of California for the County of Orange, and the parties hereby irrevocably accept the exclusive personal jurisdiction of such court for the purpose of any suit, action or proceeding. In addition, the parties each hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Superior Court of California for the County of Orange, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum.
21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
22. Tax Matters.
(a)     Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law,
(b)     Tax Advice. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company.
23. Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement until Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A (a “Separation”). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated or additional taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six (6) month period immediately following Executive’s Separation shall instead be paid on the first business day after the date that is six (6) months following Executive’s Separation (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement or any other arrangement between Executive and Company shall be paid to

Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes non-qualified deferred compensation under Section 409A, then to the extent required to avoid accelerated or additional taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409Afrom applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above.

MASIMO CORPORATION		MICHELLE BRENNAN
By:	/s/ MICAH YOUNG	/s/ MICHELLE BRENNAN
	Name: Micah Young	Title: Interim Chief Executive Officer
	Title: Executive Vice President, Chief Financial Officer	Date: 11/13/2024
Date: 11/13/2024

Exhibit A
Confidentiality Agreement
A-1

MASIMO EMPLOYEE CONFIDENTIALITY AGREEMENT
As an employee of Masimo Corporation or its subsidiaries ("Masimo") and in consideration of the compensation and benefits from my employment, I enter into this Masimo Employee Confidentiality Agreement (the "Agreement") with Masimo and agree as follows:
1. Masimo has and will develop, compile and own certain proprietary and confidential information that has great value in its business ("Confidential Information"). Confidential Information includes information and physical material not generally known or available outside Masimo and information and physical material entrusted to Masimo in confidence by third parties. Confidential Information includes, without limitation: (i) Masimo Inventions (as defined below); (ii) technical data, trade secrets, know-how, including negative know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of Masimo (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of Masimo on whom I called or with whom I became acquainted during employment with Masimo), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by Masimo either directly or indirectly, whether in writing, electronically, orally, or by observation, or developed or created by me, either alone or jointly with others, while employed by Masimo. I acknowledge that such information is secret, valuable and owned by Masimo, and that Masimo has exercised substantial efforts to preserve the information's secrecy.
2. During and after my employment by Masimo, I agree to keep confidential, and not disclose or make use of any Confidential Information except as authorized by Masimo and as necessary for the performance of my duties as a Masimo employee. I also agree not to remove or otherwise transmit Confidential Information or Inventions (as defined below) from the premises or possession of Masimo without the express prior written consent of an authorized representative of Masimo. I acknowledge that the unauthorized disclosure of Confidential Information may be highly prejudicial to Masimo's interests, an invasion of privacy, and an improper disclosure of trade secrets.
3. During my employment with Masimo, I will not disclose to Masimo or make use of any confidential, proprietary or trade secret information or material belonging to a former employer or other third party. I represent and warrant that I have returned all property and confidential information belonging to all prior employers.
4. I represent that I am not subject to any agreement(s) with any third party that conflict with my obligations to Masimo or would prevent me from performing all of my assigned duties as a Masimo employee.
5. Prior to my employment with Masimo, I did not create any inventions, works of authorship, or trade secrets that relate in any way to the business of Masimo, except for those, if any, identified on the list attached to this Agreement as Exhibit A.
6. I agree that I will promptly disclose in writing to Masimo all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data works of authorship, (whether or not patentable or registrable under copyright or similar statutes) made, conceived, reduced to practice, or learned by me (either alone or jointly with others) during my employment with Masimo, that are related to or useful in the business of Masimo, or which result from or relate to tasks assigned to me by Masimo, or result from the use of equipment, property, or premises owned, leased, or otherwise acquired by Masimo. For the purposes of this Agreement, all of the foregoing are referred to as Inventions.
7. I acknowledge and agree that all Inventions other than those listed in Exhibit A belong to and shall be the sole property of Masimo and shall be Inventions of Masimo subject to the provisions of this Agreement. I agree to assign and hereby assign to Masimo all rights that I may have to such Inventions, except for inventions I am allowed to retain under California Labor Code section 2870, a copy of which is attached to this Agreement as Exhibit B.
8. I agree that all works of authorship to which I contribute during my employment shall be considered "works made for hire" and shall be the sole property of Masimo.

9. I will keep adequate records of all Inventions to which I contribute during my employment, and will make such records available to Masimo on request.
10. I will cooperate with Masimo and do whatever is necessary or appropriate to obtain patents, copyrights, or other legal protection on projects to which I contribute, and, if I am incapacitated for any reason from doing so, I hereby authorize Masimo to act as my agent and attorney-in-fact and to take whatever action is needed on my part to carry out this Agreement.
11. Upon termination of my employment for any reason, I will immediately assemble all property of Masimo in my possession or under my control and return it unconditionally to Masimo. In the event of a termination (voluntary or otherwise) of my employment with Masimo, I agree that I will protect the value of the Confidential Information and Inventions of Masimo and will prevent their misappropriation or disclosure.
12. During my employment with Masimo, I will not do anything to compete with Masimo's present or contemplated business, nor will I plan or organize any competitive business activity or help any other party or entity compete with Masimo. I will not enter into any agreement that conflicts with my duties or obligations to Masimo, and I will devote all of my working time and energy to the business of Masimo. I represent that I am not under any previous or current contractual or employment obligation that may conflict with or impair my ability to perform my duties at Masimo.
13. Except where prohibited by law, I agree that during my employment and for a period of two (2) years immediately following termination of my employment with Masimo, I will not, without express written authorization from Masimo, solicit, induce, or influence any employee or consultant of Masimo to quit their employment or cease working with or doing business with Masimo. Notwithstanding the foregoing, an advertisement seeking candidates for employment in a publication of general or industry circulation or an online job posting not targeted to any Masimo employee or Masimo employees generally shall not violate this Agreement.
14. I agree that the provisions of paragraph 13 above are necessary and appropriate to protect the Confidential Information and legitimate business interests of Masimo. I understand and agree that if any court or arbitrator of competent jurisdiction finds that any or all of the restrictions in paragraph 13 are unreasonable in length or scope under the applicable law, such court or arbitrator shall enforce them only to the extent such court or arbitrator finds reasonable and consistent with the law.
15. I agree that a violation of this Agreement will cause irreparable harm to Masimo for which an award of money damages would be inadequate. I therefore agree that Masimo shall be entitled to injunctive relief, in addition to any claims for money damages or other relief.
16. Notwithstanding the confidentiality obligations set forth in this agreement, I understand that, pursuant to the Defend Trade Secrets Act of 2016 ("DTSA"), 18 U.S. Code § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I also understand that if I file a lawsuit for retaliation by Masimo for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order. I further understand that if a court of law determines that I misappropriated Masimo trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this paragraph, then Masimo may be entitled to an award of exemplary damages and attorneys' fees. Nothing in this Agreement or any exhibit or attachment hereto: (A) limits or affects my right to disclose or discuss sexual harassment or sexual assault disputes; (B) prevents me from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (C) prevents a non-management, non-supervisory employees from engaging in protected concerted activity under Section 7 of the National Labor Relations Act or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee's job duties.
17. For purposes of enforcing the injunctive relief provisions of this Agreement, Masimo and I hereby consent to jurisdiction and venue in the state and federal courts of Orange County, California. All other claims will be subject to arbitration if I am a party to a Mutual Agreement to Arbitrate Claims with Masimo.
18. This Agreement shall be governed by the law of the state in which I reside, or Delaware if I reside outside the United States.
19. I understand that my obligations under this Agreement remain in effect even after my employment with Masimo terminates.
20. This Agreement does not guarantee me any term of employment or limit my or Masimo's right to terminate my employment at any time, with or without cause and with or without notice.
21. I understand that, by the act of presenting this Agreement to me, Masimo has agreed to bind itself to (and is entitled to invoke) this Agreement upon my executing of it, without need for a signature on its part.
22. If a court or arbitrator finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to effect the intent of the parties.
23. This Agreement is binding on my successors and assigns, and will benefit the successors and assigns of Masimo, including any subsidiaries and affiliates thereof.
24. This Agreement represents my entire agreement with Masimo with respect to the subject matter herein, superseding any previous oral or written understandings or agreements with Masimo or any of its officers. This Agreement may be amended or modified only in writing signed by both of the parties hereto.

Employee Signature:	/s/ MICHELLE BRENNAN
Employee name:	Michelle Brennan
Date	October 30, 2024

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
If prior to your employment with Masimo, you created any inventions, works of authorship, or trade secrets that relate in any way to the business of Masimo, print this Agreement and complete Exhibit A. Once completed, upload the entire Agreement with the completed Exhibit A into the "Attachment" section on the prior screen.

Title	Date	Identifying Number or Brief Description

Name of Employee:

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
"(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."